Exhibit 99.3

CONTACTS:	NEWS RELEASE

Media Relations:	Investor Relations:
Mel Scott	Karen Bunton
713-570-4553	408-792-1121
scottm@calpine.com	karenb@calpine.com
FOR IMMEDIATE RELEASE
CALPINE FILES AMENDED PLAN OF REORGANIZATION
(SAN JOSE, Calif. and HOUSTON, Texas) — August 27, 2007 — Calpine Corporation (OTC Pink Sheets: CPNLQ) today announced the Company and certain of its subsidiaries have filed an Amended Plan of Reorganization (the “Amended Plan”) and related Disclosure Statement (the “Disclosure Statement”) with the United States Bankruptcy Court for the Southern District of New York. Through the Amended Plan, Calpine seeks to provide an equitable return to all stakeholders while providing for the long-term viability of the Company. With this filing, Calpine remains on track to have the Amended Plan confirmed during the 4th Quarter 2007.
“We believe Calpine’s Amended Plan further underscores the progress we are making for Calpine to emerge as a financially stable, stand-alone Company with an improved competitive position in the energy industry,” said Robert P. May, Calpine’s Chief Executive Officer. “Since filing our Original Plan we have been in discussions with our stakeholders and believe that our Amended Plan provides greater value to Calpine’s estate with less execution risk to our stakeholders than other alternatives presented. We appreciate the ongoing support of our employees whose dedication and hard work are key to Calpine’s current and future success.”
The Amended Plan maintains the key terms provided under the Original Plan of Reorganization (the “Original Plan”) filed by the company in June 2007, but projects greater recoveries for stakeholders in the most likely claims scenario.
The Amended Plan remains a “waterfall” plan that allocates value to the Company’s creditors and shareholders in accordance with the priorities of the Bankruptcy Code.
Consistent with the Original Plan, assuming Calpine’s Amended Plan is confirmed by December 31, 2007 and subject to the assumptions set forth in the Disclosure Statement, Calpine estimates that the reorganized Calpine will have a midpoint reorganization value of $21.7 billion (reorganization value is equal to total enterprise value plus estimated distributable cash). At emergence, Calpine estimates that its total enterprise value will be between $19.2 billion to $21.3 billion, with a midpoint of $20.3 billion, and estimates that distributable cash will be approximately $1.4 billion.
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CALPINE FILES AMENDED PLAN OF REORGANIZATION

Aug. 27, 2007
Under the Amended Plan, allowed claims are now anticipated to range from $20.1 billion to $22.0 billion after completion of Calpine’s claims objection, reconciliation, and resolution process. Under this range of potential allowed claims, general unsecured creditors will receive from 95% to 100% of their allowed claims. As a result of the continued refinement of the Company’s outstanding claims, it has increased the amount holders of existing equity are projected to receive under our updated “most likely” claims resolution scenario. Calpine currently estimates that their return would be approximately $2.05 per existing share of Calpine common stock (calculated assuming the midpoint of the reorganization value)—up from $1.80 per existing share of Calpine common stock originally projected under the Company’s Original Plan. Because disputed claims and the total enterprise value of Calpine upon its emergence have not yet been finally adjudicated, no assurances can be given that actual recoveries to creditors and interest holders will not be materially higher or lower.
Calpine received a commitment for an amended and upsized exit facility from Goldman Sachs, Credit Suisse, Deutsche Bank, and Morgan Stanley. Simultaneously with the filing of its Original Plan, Calpine filed a motion to enter into a commitment letter, pay associated commitment and other fees, and to amend and upsize the existing debtor in possession financing facility. On July 11, 2007, the Court approved the upsized exit facility that will provide for up to $8 billion in secured financing, some $3 billion more than the current exit facility, on terms that Calpine views as favorable. The commitment to fund the exit facility expires on January 31, 2008.
A hearing to consider the adequacy of the Disclosure Statement is currently scheduled for September 11, 2007. Once the Bankruptcy Court approves of the Disclosure Statement, the Company can begin the process of soliciting votes for approval of the Amended Plan. Following the voting process, Calpine will ask the Bankruptcy Court to hold a hearing to consider approval or “confirmation” of the Amended Plan. If the Court confirms the Amended Plan, Calpine would emerge from Chapter 11 shortly thereafter.
Calpine’s Amended Plan and Disclosure Statement are available at http://www.kccllc.net/calpine.
This release is not intended as a solicitation for a vote on the Amended Plan.
Conference Call and Web Cast Scheduled for Today
Calpine will hold a conference call today to brief media at 6:00 p.m. Eastern Daylight Time to discuss the filing of Calpine’s Amended Plan and Disclosure Statement with the United States Bankruptcy Court in the Southern District of New York. Calpine’s Chief Executive Officer, Robert P. May, and Executive Vice President, General Counsel and Secretary, Gregory L. Doody, will host the call. Members of the media will have an opportunity to ask questions following the briefing.

WHEN:	6:00 p.m. EDT
Monday, Aug. 27, 2007

DIAL-IN:	877-502-9272 United States
913-981-5581 Outside the United States

WEB CAST:	An audio web cast of the call can be accessed at www.calpine.com.
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CALPINE FILES AMENDED PLAN OF REORGANIZATION

Aug. 27, 2007
A telephonic replay of the conference call will be available on Tuesday, August 28, and can be accessed through August 31, 2007. The replay access number is 888-203-1112 (United States) and 719-457-0820 (outside the United States), passcode 1206543. The web cast will be archived until August 31, 2007 at www.calpine.com.
About Calpine
Calpine Corporation is helping meet the needs of an economy that demands more and cleaner sources of electricity. Founded in 1984, Calpine is a major U.S. power company, currently capable of delivering more than 24,500 megawatts of clean, cost-effective, reliable, and fuel-efficient electricity to customers and communities in 18 states in the U.S. The company owns, leases, and operates low-carbon, natural gas-fired, and renewable geothermal power plants. Using advanced technologies, Calpine generates electricity in a reliable and environmentally responsible manner for the customers and communities it serves. Please visit http://www.calpine.com for more information.
Forward Looking Statement
This news release discusses certain matters that may be considered “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the intent, belief or current expectations of Calpine Corporation and its subsidiaries (“the Company”) and its management and uses words such as “believe,” “intend,” “expect,” “anticipate,” “plan,” “may,” “will” and similar expressions to identify forward-looking statements. Such statements include, among others, those concerning the Company’s expected financial performance and strategic and operational plans, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties could cause actual results to differ materially from those anticipated in the forward-looking statements. Such risks and uncertainties include, but are not limited to: (i) the risks and uncertainties associated with the Company’s Chapter 11 cases and Companies’ Creditors Arrangement Act proceedings, including impact on operations; (ii) the Company’s ability to attract, retain and motivate key employees and successfully implement new strategies; (iii) the Company’s ability to successfully reorganize and emerge from Chapter 11; (iv) the Company’s ability to attract and retain customers and counterparties; (v) the Company’s ability to implement its business plan; (vi) financial results that may be volatile and may not reflect historical trends; (vii) the Company’s ability to manage liquidity needs and comply with financing obligations; (viii) the direct or indirect effects on the Company’s business of its impaired credit including increased cash collateral requirements; (ix) the expiration or termination of the Company’s power purchase agreements and the related results on revenues; (x) potential volatility in earnings and requirements for cash collateral associated with the use of commodity contracts; (xi) price and supply of natural gas; (xii) risks associated with power project development, acquisition and construction activities; (xiii) risks associated with the operation of power plants, including unscheduled outages of operating plants; (xiv) factors that impact the output of the Company’s geothermal resources and generation facilities, including unusual or unexpected steam field well and pipeline maintenance and variables associated with the waste water injection projects that supply added water to the steam reservoir; (xv) quarterly and seasonal fluctuations of the Company’s results; (xvi) competition; (xvii) risks associated with marketing and selling power from plants in the evolving energy markets; (xviii) present and possible future claims, litigation and enforcement actions; (xix) effects of the application of laws or regulations, including changes in laws or regulations or the interpretation thereof; and (xx) other risks identified the risk factors identified in its Annual Report on Form 10-K for the year ended December 31, 2006, and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, which can also be found on the Company’s website at http://www.calpine.com. All information set forth in this news release is as of today’s date, and the Company undertakes no duty to update this information.
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